Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 20, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.012620 per unit, payable on November 16, 2020, to unit holders of record on October 30, 2020.

This month’s distribution increased from the previous month as the result of rebounding prices for oil but offset by lower prices for gas across the industry. General and administrative expenses were higher this month compared to the previous month. The Trust was advised by Blackbeard that the Waddell Ranch properties were in deficit for the month of August, providing details as to production levels and pricing received. The Texas Royalty Properties reflected an increase in both oil and gas pricing offset by a decline in both oil and gas production. This reflects the production month of August.

WADDELL RANCH

In reporting August production of the Underlying Properties for this month’s press release, production for oil volumes was 51,002 bbls and was priced at about $39.48 per bbl. Production for gas volumes ( including gas liquids) was 144,302 mcf and was priced at about $0.87 per mcf. Net revenue for the underlying properties of the Waddell ranch was $2,434,130 for August. Lease Operating Expenses were $2,015,965 and Capital Expenditures were $2,058,333 for August. This would put the Trust’s proceeds as a deficit of $1.2 million with the total excess cost deficit cumulative of $2.1 million.

Blackbeard advised that through August 2020, approximately five new drills were initiated, with three completions resulting of such. Also, two recompletions were performed in August.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 18,786 barrels of oil and 12,593 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 15,995 barrels of oil and 10,606 of gas. The average price for oil was $40.13 per bbl and for gas was $3.90 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $803,151. Deducted from these were taxes of $116,188 resulting in a Net Profit of $686,963 for the month of August. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $652,615 to this month’s distribution.

Blackbeard Operating has advised the Trust of the second half of 2020 capital budget for the Waddell Ranch reflecting 9.4 new drill wells at an estimated $7.5 million, net to the Trust. Also, workovers at an estimated $700,000, Plug & Abandonment (P&A) of 8.3 wells at an estimated cost of $200,000 net to the trust, and facilities work of $1.3 million net to the Trust. There are 4.5 recompletions planned for the year of 2020 at an estimated cost of $800,000, net to the Trust. This would bring the total capital expenditure budget to $10.6 million net to the trust of drilling and projects for 2020.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	51,002	144,302	38,252	108,227	*	$39.48	$0.87	**
Texas Royalties	18,786	12,593	15,995	10,606	*	$40.13	$3.90	**
Prior Month
Waddell Ranch	49,622	131,393	37,217	98,545	*	$37.38	$0.98	**
Texas Royalties	20,462	15,469	17,290	13,060	*	$34.37	$3.21	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $64,811 resulting in a distribution of $588,231 to 46,608,796 units outstanding, or $0.012620 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

*    *    *

Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839